News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Announces Cessation of Activities at Clairton Tar Distillation Facility; Consistent With Strategy to Right-size CMC Operating Footprint

PITTSBURGH, January 13, 2016 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP), today announced that it plans to substantially discontinue activities at its tar plant located in Clairton, Pennsylvania. The decision, which will affect 52 employees, was driven by the continued secular shift of primary aluminum production to lower-cost energy regions of the world, which has contributed to the overcapacity in the tar distillation industry.  Recently announced closures and curtailments of significant capacity in the U.S. aluminum market have only exacerbated the situation.

The company plans to ramp down production at the Clairton facility over the next six months as it transitions production to other Koppers-owned facilities in both the U.S. and Europe, and has targeted a date of mid-2016 for discontinuing activities at the Clairton plant.

The company expects this action to result in pre-tax charges to earnings of $17 to $23 million through the end of 2019, which includes $7 to $10 million of non-cash impairment charges that are expected to be recorded in the fourth quarter of 2015.

The pre-tax cost savings related to discontinuing activities are estimated to be approximately $4 million for the year ended December 31, 2016 before reaching an annual run rate of approximately $14 million in 2017 and beyond.

Commenting on the decision, Koppers President and CEO Leroy Ball said, "In addition to the $14 million of expected annualized fixed cost avoidance benefits from closing Clairton, we also expect to realize increased profits on certain European products that can be diverted into the U.S. market at a higher value.  Those benefits, in combination with lower raw material costs, are expected to more than offset the profitability that will be lost due to the reduction in demand of carbon pitch from the U.S. aluminum industry, which is expected to result in an approximate negative $40 million top-line impact on our CMC segment in 2016."

Mr. Ball continued, “Making a decision to cease operations at any of our plants is never an easy decision.  The impact it has on our employees that have dedicated their careers to strengthening Koppers reputation in the industries that we serve is extremely unfortunate.  Not only do I want to thank them for their service, but also pledge to have our company help them transition to other careers either within or outside of Koppers.”

About Koppers

Koppers, with corporate headquarters in  Pittsburgh, Pennsylvania, is an integrated global producer of carbon compounds, specialty chemicals, and treated wood products and services for the aluminum, railroad, specialty chemical, utility, rubber, concrete, steel, residential lumber, and agriculture industries. Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP." For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh T. McGuire at 412 227 2049.

Safe Harbor Statement

The statements made in this press release regarding the amount and timing of the charge to earnings the Company expects to record, the estimates of the total costs expected for each major type of cost and the expected cash outlays constitute forward looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statements as a result of various important factors, including: finalization of employee severance arrangements; finalization of the accounting impact of the closure; higher than expected demolition, site clearing, environmental remediation or asset retirement costs; and other factors and risks discussed in the Company’s latest annual report on Form 10-K. In addition, the forward-looking statements represent estimates only as of today and should not be relied upon as representing estimates as of any subsequent date. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

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